Exhibit 5

July 15, 2013

Chase Corporation

26 Summer Street

Bridgewater, Massachusetts 02324

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Chase Corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 1,200,000 shares of the Company’s Common Stock, $.10 par value (the “Common Stock”), to be issued pursuant to the Chase Corporation 2013 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, the Articles of Organization of the Company, as amended to date, the By-Laws of the Company as amended to date, and the Plan. We have also examined such further corporate documents, records and proceedings, and reviewed such questions of law, as we have deemed necessary or appropriate in order to express the opinions contained herein.

Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Edwards Wildman Palmer LLP

EDWARDS WILDMAN PALMER LLP